EXECUTION COPY
AMENDMENT No. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDMENT No. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated March 7, 2014, is among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation ( the “Borrower”), the various financial institutions as are parties to the Credit Agreement referred to below (collectively, the “Lenders”) and BNP PARIBAS FORTIS S.A./N.V., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
PRELIMINARY STATEMENTS
(1)    The Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of May 7, 2009, as amended and restated as of October 9, 2009 pursuant to Amendment No. 1 to the Credit Agreement, as amended as of October 9, 2009 pursuant to Amendment No. 2 to the Credit Agreement, as amended as of September 23, 2011 pursuant to Amendment No. 3 to the Credit Agreement and as further amended and restated pursuant to Amendment No. 4 to the Credit Agreement dated as of March 26, 2012 (such Credit Agreement as in effect immediately prior to giving effect to this Amendment, the “Existing Credit Agreement” and, as amended hereby, the “Restated Credit Agreement”);
(2)    The Borrower, the Lenders and the Administrative Agent have agreed to amend the Existing Credit Agreement as hereinafter set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1. Amendment to the Existing Credit Agreement. In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders agree that the Existing Credit Agreement is, subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended on the Restatement Effective Date (as hereinafter defined) in its entirety to read as set forth in Appendix I hereto.
SECTION 2. Conditions of Effectiveness of Restated Credit Agreement. The Restated Credit Agreement shall become effective in accordance with the terms of this Amendment on the date (the “Restatement Effective Date”) each of the following conditions has been satisfied to the reasonable satisfaction of the Administrative Agent:
(a)    This Amendment shall have become effective in accordance with Section 3 and the Administrative Agent shall have received duly executed signature pages to this Amendment from each party hereto.
(b)    All invoiced expenses required to be paid by the Borrower pursuant to Section 7 below or that the Borrower has otherwise agreed in writing to pay, have been paid, in each case on or prior to the Restatement Effective Date.
(c)    The representations and warranties set forth in Section 5 are true as of the Restatement Effective Date.
SECTION 3. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof; provided that (i) Finnvera has provided written consent to the amendments to the Existing

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Credit Agreement as evidenced in the Restated Credit Agreement and (ii) the Administrative Agent shall have received counterparts of this Amendment executed by each party hereto or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment.
SECTION 4. Authorization. By execution hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, the Borrower and each of the Lenders does hereby authorize BNP Paribas Fortis S.A./N.V., in its capacity as Guarantee Holder under the Finnvera Guarantee, (i) to formally request the consent of Finnvera required as a condition to effectiveness pursuant to Section 3(i) above and (ii) in accordance with Section 2.1.3(e) of the Existing Credit Agreement, to accept Finnvera’s consent as expressed by Finnvera in Appendix II hereto.
SECTION 5. Representations and Warranties of the Borrower. To induce the Lenders to enter into this Amendment, the Borrower represents and warrants that, as of the date hereof and as of the Restatement Effective Date:
(a)    The representations and warranties contained in Article VI of the Restated Credit Agreement are true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made, and
(b)    No Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event has occurred and is continuing.
SECTION 6. Reference to and Effect on the Existing Credit Agreement. On and after the Restatement Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Restated Credit Agreement.
SECTION 7. Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and Finnvera in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other documents to be delivered hereunder (including, without limitation, the reasonable and documented fees and expenses of counsel for the Administrative Agent, FEC and Finnvera) in accordance with the terms of Section 12.3 of the Restated Credit Agreement.
SECTION 8. Designation. In accordance with the Restated Credit Agreement, each of the Lenders and the Facility Agent designates this Amendment as a Loan Document.
SECTION 9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 10. Governing Law. This Amendment shall be deemed to be a contract made under, and shall be governed by, the laws of the State of New York.
SECTION 11. Incorporation of Terms. The provisions of Sections 12.13 and 12.16 of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” were references to this Amendment.

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SECTION 12. Defined Terms. Capitalized terms not otherwise defined in the Amendment shall have the same meanings as specified in the Restated Credit Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed and delivered as of the date first above written.

ROYAL CARIBBEAN CRUISES LTD.,
as Borrower
By /s/ Antje M. Gibson___________________
Name: Antje M. Gibson
Title: Vice President and Treasruer

OASIS FACILITY AMENDMENT – SIGNATURE PAGE

BNP PARIBAS FORTIS S.A./N.V.,
as Administrative Agent

By /s/ Bruno Cloquet_________________________
Name: Bruno Cloquet
Title: Head of Export Finance Europe
By /s/ Xavier d’Harveng_________________________
Name: Xavier d’Harveng
Title: Deputy Head of Specialised financing EMEA

OASIS FACILITY AMENDMENT – SIGNATURE PAGE

BNP PARIBAS FORTIS S.A./N.V.,
as Lender

By /s/ Bruno Cloquet_________________________
Name: Bruno Cloquet
Title: Head of Export Finance Europe
By /s/ Xavier d’Harveng_________________________
Name: Xavier d’Harveng
Title: Deputy Head of Specialised financing EMEA

OASIS FACILITY AMENDMENT – SIGNATURE PAGE

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Lender

By /s/ Martin Lunder____________________
Name: Martin Lunder
Title: Senior Vice President

By /s/ Lynn Sauro ____________________
Name: Lynn Sauro
Title: Vice President

OASIS FACILITY AMENDMENT – SIGNATURE PAGE

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),
as Lender

By /s/ Penny Neville-Park_____________
Name: Penny Neville-Park
Title: Authorized Signatory

By /s/ Malcolm Stonehouse____________
Name: Malcolm Stonehouse
Title: Client Associate

OASIS FACILITY AMENDMENT – SIGNATURE PAGE

FINNISH EXPORT CREDIT LTD.,
as Lender

By /s/ AnitaYoung_________________
Name: Anita Young
Title: Managing Director

OASIS FACILITY AMENDMENT – SIGNATURE PAGE

Appendix I
to Amendment No. 1 to the Amended and Restated Credit Agreement

$840,000,000 and 159,429,092 Euro
AMENDED AND RESTATED CREDIT AGREEMENT,
dated as of May 7, 2009
amended and restated as of March 26, 2012
further amended and restated as of March 14, 2014
among
ROYAL CARIBBEAN CRUISES LTD.,
as the Borrower,
BNP PARIBAS S.A.
NORDEA BANK FINLAND PLC, NEW YORK BRANCH
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
as Mandated Lead Arrangers and Bookrunners
BNP PARIBAS FORTIS S.A./N.V.
NORDEA BANK FINLAND PLC, NEW YORK BRANCH
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
FINNISH EXPORT CREDIT
as Lenders
and
BNP PARIBAS FORTIS S.A./N.V.
as Administrative Agent

NYDOCS01/1357662.2

TABLE OF CONTENTS

PAGE

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms	1

SECTION 1.2. Use of Defined Terms	13

SECTION 1.3. Cross-References	13

SECTION 1.4. Accounting and Financial Determinations	13

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES

SECTION 2.1. Commitments	14

SECTION 2.2. [Intentionally omitted]	15

SECTION 2.3. [Intentionally omitted]	15

SECTION 2.4. Funding	15

SECTION 2.5. Evidence of Debt	15

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments	16

SECTION 3.2. Interest Provisions	17

SECTION 3.3. Amendment Fee	19

SECTION 3.4. Finnvera Guarantee Premiums	19

SECTION 3.5. Residual Risk Guarantee Premiums	20

SECTION 3.6. [Intentionally omitted]	20

SECTION 3.7. [Intentionally omitted]	20

NYDOCS01/1357662.2    i

NYDOCS01/1357662.2    ii

NYDOCS01/1357662.2    iii

NYDOCS01/1357662.2    iv

NYDOCS01/1357662.2    v

SCHEDULES

SCHEDULE I        -    Disclosure Schedule
SCHEDULE II    -    Repayment Schedule

EXHIBITS

Exhibit A    -    Form of Note
Exhibit B    -    [Intentionally omitted]
Exhibit C    -    [Intentionally omitted]
Exhibit D    -    [Intentionally omitted]
Exhibit E    -    Form of Lender Assignment Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 14, 2014, is among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “Borrower”), the various financial institutions as are or shall become parties hereto (collectively, the “Lenders”) and BNP PARIBAS FORTIS S.A./N.V. (“BNPPF”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
W I T N E S S E T H:
WHEREAS, the Lenders made available to Oasis of the Seas Inc., a Liberian corporation (the “Original Borrower”), upon the terms and conditions in the Credit Agreement dated as of May 7, 2009, as amended and restated as of October 9, 2009, as further amended, among the Original Borrower, the Borrower (in its capacity as Guarantor), the Lenders and the Administrative Agent (the “Original Credit Agreement”), a loan facility to finance up to 80% of the contract price (including change orders) (the “Contract Price”) of the passenger cruise ship to be named “Oasis of the Seas” with the Builder’s Hull No. #1363 (the “Purchased Vessel”) built by STX Finland Cruise Oy (formerly known as Aker Yards Oy), Turku, Finland (the “Builder”);
WHEREAS, the proceeds of such loan facility were provided to the Original Borrower two (2) Business Days prior to the delivery of the Purchased Vessel for the purpose of paying a portion of the Contract Price;
WHEREAS, pursuant to the Assignment and Amendment No. 4 to Credit Agreement dated as of March 26, 2012 (the “Assignment and Amendment”), the Original Borrower assigned to the Borrower all of its rights under the Original Credit Agreement, and the Borrower assumed all of the Original Borrower’s obligations under the Original Credit Agreement;
WHEREAS, pursuant to the Assignment and Amendment, the Borrower was released from its obligations as “Guarantor” under the Original Credit Agreement and the Original Credit Agreement was amended and restated (as so amended and restated, the “Existing Credit Agreement”);
WHEREAS, pursuant to the Amendment No. 1 to the Amended and Restated Credit Agreement (the “Amendment”), dated as of the date hereof, and upon satisfaction of the conditions set forth therein, the Existing Credit Agreement is being amended and restated in the form of this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1.    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.
“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent, and as shall have accepted such appointment, pursuant to Section 11.4.
“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement” means, on any date, this Credit Agreement as originally in effect on the Original Effective Date, as amended prior to the Restatement Effective Date, and amended and restated on the Restatement Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.
“Applicable Floating Rate” means, with respect to Loans denominated in Euro, the EURIBO Rate, and with respect to Loans denominated in Dollars, the LIBO Rate.
“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.
“Applicable Margin” means (i) in respect of the Tranche B Loans denominated in Dollars, on and after March 5, 2014, 1.85% per annum and (ii) in respect of the Tranche B Loans denominated in Euro, 1.58% per annum.
“Applicable Premium Rate” means, as of any date of payment of premiums on the Finnvera Guarantee by the Borrower, the percentage per annum set forth below opposite the Senior Debt Rating on such date provided by S&P and Moody’s:

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Senior Debt Rating		Applicable Premium Rate
(S&P)	(Moody’s)

BBB or higher	Baa2 or higher	0.77%
BBB-	Baa3	1.01%
BB+	Ba1	1.48%
BB	Ba2	1.96%
BB-	Ba3	2.49%
B+ or lower	B1 or lower	2.97%

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.
“Assignee Lender” is defined in Section 12.11.1.
“Authorized Officer” means those officers of the Borrower authorized to act with respect to the Loan Documents to which it is a party and whose signatures and incumbency shall have been certified to the Administrative Agent by the Secretary or an Assistant Secretary of the Borrower.
“BNPPF” is defined in the preamble.
“Borrower” is defined in the preamble.
“Borrowing” means either Tranche A Loans or Tranche B Loans.
“Breakage Costs” means the amount (if any) by which (i) the sum of the present value, discounted at the Reinvestment Rate, of each interest payment that each Tranche A Lender would have received on its share of any amount of Tranche A Loans that are prepaid for the period from the date of receipt of any such prepayment until the Stated Maturity Date of such Tranche A Loans, had the principal amount of such prepayment been repaid in accordance with the repayment schedule as set forth in Schedule II with respect to such Tranche A Loans exceeds (ii) the present value, discounted at the Reinvestment Rate, of the amount that such Tranche A Lender would be able to obtain by investing an amount equal to the aggregate principal amount of such prepayment in an instrument guaranteed by Finnvera plc or the Republic of Finland for a period from the date of such prepayment and until the Stated Maturity Date of such Tranche A Loans.
“Builder” is defined in the first recital.
“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City or Paris or London or Helsinki, and if the applicable Business Day relates to the Loans, an Interest Period, prepayment or conversion, on which dealings are carried on in the London interbank market and banks are

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open for business in London and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.
“Capital Lease Obligations” means obligations of any Person or any Subsidiary of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.
“Capitalization” means, as at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.
“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, relative to any Lender, such Lender’s obligation to make a Tranche A Loan or a Tranche B Loan in a specified currency pursuant to Section 2.1.1 of the Original Credit Agreement.
“Communications” is defined in Section 12.2(b).
“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Determination Notice” is defined in Section 4.2.
“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I.
“Dollar” and the sign “$” mean lawful money of the United States.
“Eligible Assignee” means (i) Finnvera, (ii) any reinsurer of Finnvera but only to the extent guarantee payments have been made under the Finnvera Guarantee and reimbursed by such reinsurer and (iii) any financial institution acceptable to Finnvera. A financial institution shall be deemed acceptable to Finnvera in the event such financial institution (1) is rated at least BBB- by S&P or Baa3 by Moody’s or, if rated by both S&P and Moody’s, at least BBB- by S&P and Baa3 by Moody’s and (2) is located in a high income OECD member country (as defined

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from time to time by the World Bank) and there is, and such institution is subject to, sufficient public supervision in its home country.
“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.
“Equivalent” (i) in Dollars of Euro on any date, means 1.3172 Dollars for each Euro and (ii) in Euro of Dollars on any date, means Euro 0.759186152 for each Dollar.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“EURIBO Rate” means, relative to any Interest Period for a Loan denominated in Euro, the rate per annum of the offered quotation for deposits in Euro for delivery on the first day of such Interest Period and for the duration thereof which is equal to the Screen Rate at or about 11:00 a.m. (London time) two Business Days before the commencement of such Interest Period, provided that:
(a)    subject to Section 3.2.5, if there is no Screen Rate with respect to Euro at the relevant time, the EURIBO Rate shall be the rate per annum certified by the Administrative Agent to be the average of the rates quoted by the Reference Lenders as the rate at which each of the Reference Lenders was (or would have been) offered deposits of Euro by prime banks in the London interbank eurocurrency market in an amount approximately equal to the amount of such Loan and for a period approximately equal to such Interest Period; and
(b)    for the purposes of determining the post-maturity rate of interest under Section 3.2.3, the EURIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Administrative Agent may determine after consultation with the Lenders.
“Event of Default” is defined in Section 8.1.
“Existing Credit Agreement” is defined in the fourth recital.
“Existing Debt” means the obligations of the Borrower or its Subsidiaries in connection with the Bareboat Charterparty with respect to the vessel BRILLIANCE OF THE SEAS dated July 5, 2002 between Halifax Leasing (September) Limited and RCL (UK) LTD, and the replacement, extension, renewal or amendment of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations.

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“Existing Group” means the following Persons: (a) A. Wilhelmsen AS., a Norwegian corporation (“Wilhelmsen”); (b) Cruise Associates, a Bahamian general partnership (“Cruise”); and (c) any Affiliate of either or both of Wilhelmsen and Cruise.
“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the Restatement Effective Date.
“FEC” means Finnish Export Credit Ltd., which is a Finnish ultimately state-owned limited liability company.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Finnvera” means Finnvera plc, a Finnish limited liability company established by law and operating as the official export credit agency in Finland.
“Finnvera Commitment Letter” means the amended and restated commitment letter for Buyer Credit Guarantee BC 169-05, dated April 8, 2009 among Finnvera and the Borrower.
“Finnvera Guarantee” means the Buyer Credit Guarantee Agreement BC 169-05, entered into on May 7, 2009, between Finnvera and the Administrative Agent, as amended from time to time in accordance with the terms hereof and thereof.
“Fiscal Quarter” means any quarter of a Fiscal Year.
“Fiscal Year” means, with respect to any Person, any annual fiscal reporting period of such Person.
“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:
(a)    net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to
(b)    the sum of:
(i)    dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

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(ii)    scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities) of the Borrower and its Subsidiaries for such period.
“Fixed Rate” means 5.41% per annum.
“Floating Rate”, with respect to any Tranche B Loan, means interest equal to the sum of the Applicable Floating Rate plus the Floating Rate Applicable Margin.
“Floating Rate Applicable Margin” means either the rate of interest set forth in clause (i) or (ii) of the definition of “Applicable Margin”, as applicable.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“GAAP” is defined in Section 1.4.
“Government-related Obligations” means obligations of any Person or any Subsidiary of such Person under, or Indebtedness incurred by such Person or any Subsidiary of such Person to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable such Person and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on such Person or any Subsidiary of such Person.
“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.
“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed by such

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Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.
“Indemnified Liabilities” is defined in Section 12.4.
“Indemnified Parties” is defined in Section 12.4.
“Interest Payment Date” means any date on which interest is payable with respect to Loans pursuant to clause (c) of Section 3.2.4.
“Interest Period” means, relative to any Loan, (i) the period beginning on (and including) the Original Closing Date and ending on (but excluding) the day which numerically corresponds to such date six months thereafter or, if such month has no numerically corresponding day, on the last Business Day of such month and (ii) for each period subsequent to the period described in clause (i) hereof, the period beginning on (and including) the day on which the previous period ended and ending on (but excluding) the day which numerically corresponds to such date six months thereafter or, if such month has no numerically corresponding day, on the last Business Day of such month; provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding the first Business Day of such calendar month).
“Investment” means, relative to any Person,
(a)    any loan or advance made by such Person to any other Person (excluding commission, travel, expense and similar advances to officers and employees made in the ordinary course of business); and
(b)    any ownership or similar interest held by such Person in any other Person.
“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit E.
“Lenders” is defined in the preamble.
“Lending Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.
“LIBO Rate” means, relative to any Interest Period for a Loan denominated in Dollars, the rate per annum of the offered quotation for deposits in Dollars for delivery on the first day of such Interest Period and for the duration thereof which is equal to the Screen Rate at or about 11:00 a.m. (London time) two Business Days before the commencement of such Interest Period; provided that:

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(a)    subject to Section 3.2.5, if there is no Screen Rate at the relevant time, the LIBO Rate shall be the rate per annum certified by the Administrative Agent to be the average of the rates quoted by the Reference Lenders as the rate at which each of the Reference Lenders was (or would have been) offered deposits of Dollars by prime banks in the London interbank eurocurrency market in an amount approximately equal to the amount of such Loan and for a period approximately equal to such Interest Period; and
(b)    for the purposes of determining the post-maturity rate of interest under Section 3.2.3, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Administrative Agent may determine after consultation with the Lenders.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.
“Loans” is defined in Section 2.1.
“Loan Documents” means this Agreement, the Notes, if any, the Finnvera Guarantee, the Residual Risk Guarantee, the Assignment and Amendment and the Amendment.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under or in connection with the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents to which it is a party.
“Material Litigation” is defined in Section 6.8.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all capitalized leases) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);
(a)    all cash on hand of the Borrower and its Subsidiaries; plus
(b)    all Cash Equivalents.
“Net Debt to Capitalization Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalization on such date.
“New Financings” means proceeds from:
(a)    borrowed money (whether by loan or issuance and sale of debt securities), including drawings under any revolving credit facilities, and

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(b)    the issuance and sale of equity securities.
“Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.5 in substantially the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding Loan made by such Lender, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes and the other Loan Documents.
“Organic Document” means, relative to any Person, its certificate of incorporation and its by-laws or similar organizational documents.
“Original Closing Date” means the date on which the Loans were advanced, which date is October 26, 2009.
“Original Credit Agreement” is defined in the first recital.
“Original Effective Date” means May 15, 2009.
“Participant” is defined in Section 12.11.2.
“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
“Platform” is defined in Section 12.2(b)(1).
“Prepayment Event” is defined in Section 9.1.
“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.
“Primary Currency” is defined in Section 12.15.
“Purchased Vessel” is defined in the first recital.
“Reference Lenders” means BNP Paribas, London Office, Nordea Bank Finland plc, London Branch and Skandinaviska Enskilda Banken AB (publ), Stockholm Office, and includes each replacement Reference Lender appointed by the Administrative Agent pursuant to Section 3.2.5.

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“Reinvestment Rate” means a rate equal to the sum of (x) the estimated funding cost in Dollars for the Republic of Finland for an amount equal to the aggregate amount of Tranche A Loans that are prepaid for the period from the date of receipt of any such prepayment to the Stated Maturity Date of the Tranche A Loans, as derived by the Finnish State Treasury and (y) 0.90%.
“Required Lenders” means, at any time, Lenders that, in the aggregate, hold at least 66 2/3% of the aggregate unpaid principal amount (based on the Equivalent in Dollars with respect to any portion of the Loans that are denominated in Euro) of the Loans outstanding at such time.
“Residual Risk Guarantee” means a guarantee, governed by Finnish law, of the Residual Risk Guarantee Amount, accrued and unpaid interest in respect of the Tranche A Loans (including default interest) and the costs to Finnvera of enforcing its rights under the Loan Documents, made by the Tranche B Lenders severally, and ratably according to their respective Tranche B Commitment Amounts (determined using the Equivalent in Dollars of any portion of the Tranche B Commitment Amount that is denominated in Euro) in favor of Finnvera.
“Residual Risk Guarantee Amount” means, as of any date, 5% of the aggregate principal amount of the Tranche A Loans outstanding on such date.
“Restatement Effective Date” means the date on which all of the conditions to the effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement, which are set forth in Section 2 of the Amendment, are satisfied, which date is March 14, 2014.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
“Screen Rate” means the percentage rate per annum for the relevant period which appears, in the case of a LIBO Rate, on the LIBOR01 Page and, in the case of a EURIBO Rate, on the EURIBOR01 Page, in each case, of the Reuters Monitor Money Rates Service.
“Secondary Currency” is defined in Section 12.15.
“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for its long term senior unsecured, non-credit enhanced debt as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). Each change in the Senior Debt Rating shall be effective as of the date of such change. For purposes of the foregoing:
(a)    if at any time the Senior Debt Rating provided by Moody’s differs from the Senior Debt Rating provided by S&P by one level, the Applicable Premium Rate shall be the percentage per annum set forth opposite the higher of such two Senior Debt Ratings;
(b)    if at any time the Senior Debt Rating provided by Moody’s differs from the Senior Debt Rating provided by S&P by more than one level, the Applicable Premium

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Rate shall be the percentage per annum set forth opposite the rating one level below the higher of such two Senior Debt Ratings;
(c)    if at any time a Senior Debt Rating is provided by one of but not both Moody’s and S&P, the Applicable Premium Rate shall be determined by reference to the Senior Debt Rating provided by the agency which gives such rating; and
(d)    if at any time no Senior Debt Rating is provided by Moody’s and no Senior Debt Rating is provided by S&P, the Applicable Premium Rate shall be the percentage per annum set forth opposite the Senior Debt Ratings of B+ or lower and B1 or lower unless (i) within 21 days of being notified by the Administrative Agent that both Moody’s and S&P have ceased to give a Senior Debt Rating, the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt or (ii) having failed to obtain such private rating within such 21-day period, the Borrower and Finnvera shall have agreed within a further 15-day period (during which period the Borrower and Finnvera shall consult in good faith to find an alternative method of providing an implied rating of the Borrower’s senior debt) on an alternative rating method, which agreed alternative shall be notified to the Administrative Agent and apply for the purposes of this Agreement.
“Stated Maturity Date” means, relative to any Loan, the twelfth anniversary of the Closing Date applicable to such Loan.
“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Original Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.
“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.
“Supplemental Agreement” means the Supplemental Agreement, dated as of October 9, 2009, among the Tranche A Lenders, the Administrative Agent and FEC.
“Taxes” is defined in Section 4.6.
“Tranche A Commitment” means, with respect to any Tranche A Lender, the amount set forth opposite such Lender’s name on the signature pages hereto as such amount may be reduced from time to time in accordance with the terms of this Agreement.

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“Tranche A Lenders” means the Lenders identified as Tranche A Lenders on the signature pages hereof and their respective successors and permitted assigns.
“Tranche A Loan” is defined in Section 2.1.
“Tranche B Commitment” means, with respect to any Tranche B Lender, the amount set forth opposite such Lender’s name on the signature pages hereto as such amount may be reduced from time to time in accordance with the terms of this Agreement.
“Tranche B Commitment Amount” means, on any date, the sum of $420,000,000 and Euro 159,429,092 (it being understood that the Commitments of Nordea Bank Finland plc, New York Branch, and Skandinaviska Enskilda Banken AB (publ) are denominated in Dollars and the Commitment of BNPPF is denominated in Euro).
“Tranche B Lenders” means the Lenders identified as Tranche B Lenders on the signature pages hereof and their respective successors and permitted assigns.
“Tranche B Loan” is defined in Section 2.1.
“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.
“Vessel” means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.
“Voting Stock” means shares of capital stock of the Borrower of any class or classes (however designated) that have by the terms thereof normal voting power to elect the members of the Board of Directors of the Borrower (other than voting power upon the occurrence of a stated contingency, such as the failure to pay dividends).
SECTION 1.2.    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in the Disclosure Schedule and in each Note, notice and other communication delivered from time to time in connection with this Agreement or the other Loan Documents.
SECTION 1.3.    Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
SECTION 1.4.    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any Note shall be interpreted, all accounting determinations and computations hereunder or

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thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP, upon any such election and notice to the Administrative Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, further, that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the financial statements referred to in Section 6.6, there is a change in the manner of determining any of the items referred to herein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Administrative Agent) be such as to affect the basis or efficacy of the covenants contained in Section 7.2.4 in ascertaining the financial condition of the Borrower or the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of such Sections of this Agreement continue to be determined in accordance with GAAP relating thereto as GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II

COMMITMENTS, BORROWING PROCEDURES
SECTION 2.1.    Commitments. On the terms and subject to the conditions of the Original Credit Agreement (including Article V), each Tranche A Lender severally made a loan (relative to such Lender, its “Tranche A Loan”) to the Borrower equal to such Lender’s Tranche A Commitment and each Tranche B Lender severally made a loan (relative to such Lender, its “Tranche B Loan”, the Tranche A Loans and Tranche B Loans are, collectively, the “Loans”) to the Borrower equal to such Lender’s Tranche B Commitment. Any amount of the Loans that is prepaid or repaid may not be reborrowed.
SECTION 2.1.1.    [Intentionally omitted.]
SECTION 2.1.2.    [Intentionally omitted.]

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SECTION 2.1.3.    Finnvera Guarantee.
(a) Separate Agreement. The Borrower agrees and acknowledges that the Finnvera Guarantee is a separate arrangement from this Agreement and the Borrower shall not have any right or recourse against any Lender or the Administrative Agent in respect of or arising by reason of any payment made by Finnvera to any Lender or the Administrative Agent pursuant to the Finnvera Guarantee.
(b) Obligations. The Borrower acknowledges that its liability to pay in full any sum under this Agreement is totally independent from and in no way conditional upon performance by the Builder of its obligations under the construction contract for the Purchased Vessel or under any agreement related thereto and shall not be affected in any way by any claim which the Borrower may have or may consider that it has against the Builder.
(c) Authorization to Act on Instructions. The Borrower agrees that the Administrative Agent may act on the instructions of Finnvera in relation to this Agreement; provided that such instructions shall otherwise be in accordance with, and as contemplated by, this Agreement and the Administrative Agent shall remain responsible for such actions to the extent contemplated by Article XI and Section 12.4.
(d) No Claims against the Administrative Agent. The Borrower agrees that in case of any payment to the Lenders or the Administrative Agent pursuant to the Finnvera Guarantee, Finnvera shall, in addition to any other rights which it may have under the Finnvera Guarantee or otherwise, have full rights of subrogation against the Borrower and the Borrower shall not have any claims whatsoever in respect of any loss, damage or expense suffered or incurred by it against the Administrative Agent as a result of such payment by Finnvera.
(e) Amendments to Finnvera Guarantee. The Administrative Agent agrees that it shall not agree to any amendment, waiver or other modification of the Finnvera Guarantee unless the Required Lenders (which, for this purpose, shall include the Tranche A Lenders) have approved such action in writing and that, so long as the Loans have not been accelerated in accordance with Article VIII or required to be prepaid in accordance with Article IX, the Administrative Agent shall not agree to any amendment, waiver or other modification of the Finnvera Guarantee unless the Borrower has approved such action in writing, provided that even if the Loans have been accelerated in accordance with Article VIII or required to be prepaid in accordance with Article IX, no amendment, waiver or other modification of the Finnvera Guarantee may, directly or indirectly, adversely affect the Borrower unless the Borrower has approved such action in writing.
SECTION 2.2.    [Intentionally omitted].
SECTION 2.3.    [Intentionally omitted].
SECTION 2.4.    Funding. Each Lender may, if it so elects, fulfill its obligation to make or continue its Loan hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Loan; provided that such Loan shall

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nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.
SECTION 2.5.    Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loan owing to such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount equal to the principal amount of the Loan owing to such Lender.
(b)    The Administrative Agent, acting for this purpose as agent for the Borrower, shall maintain a register (the “Register”) which shall include recordation of (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Lender Assignment Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1.    Repayments and Prepayments. The Borrower shall repay each Loan in twenty-four equal semi-annual installments on the last day of each Interest Period with respect to such Loan, as set forth on Schedule II hereto.
In addition, the Borrower

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(a)    may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided that
(i)    any such prepayment shall be made pro rata among all Loans (determined using the Equivalent in Dollars of any portion of the Loans that are denominated in Euro) and applied in forward order of maturity, inverse order of maturity or ratably among all remaining installments, as the Borrower shall designate to the Administrative Agent; provided that at any time, the Borrower may prepay in full the Tranche B Loans (without prepaying any Tranche A Loans) so long as such Tranche B Loans have been substantially contemporaneously refinanced with loans made by one or more Lenders or one or more Eligible Assignees that become party to this Agreement as Lenders by execution of and delivery to the Borrower and the Administrative Agent of (x) counterparts of this Agreement or (y) an assignment in accordance with Section 12.11.1 (any such loans being “Tranche B Loans” and having the identical terms as the Tranche B Loans so prepaid, other than the rate of interest and tenor applicable to such loans, which rate of interest and tenor shall be as agreed between the Borrower and such financial institution, except that in no event shall the final maturity of such loans be later than the twelfth anniversary of the Closing Date of the Tranche B Loans);
(ii)    other than as expressly provided in Section 3.1(a)(iii), all such voluntary prepayments shall require at least five Business Days prior written notice to the Administrative Agent;
(iii)    such voluntary prepayment shall require three Business Days prior written notice to the Administrative Agent if such prepayment is to be made on the last day of an Interest Period with respect to the Loans being so prepaid and there is only one Interest Period applicable to all of the Loans; and
(iv)    all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or, in the case of the portion of the Loan denominated in Euro, the Equivalent in Euro) (or the remaining amount of the Loans being prepaid);
(b)    [Reserved]; and
(c)    shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or 8.3 or the mandatory repayment of the Loans pursuant to Section 9.2, repay all Loans.
Each prepayment or repayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4 and shall be accompanied by accrued interest.
SECTION 3.2.    Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

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SECTION 3.2.1.    Rates Payable by the Borrower. (a) The Borrower shall pay interest on the Tranche A Loans at a rate per annum during each Interest Period with respect to the Tranche A Loans equal to the Fixed Rate.
(b)    The Borrower shall pay interest on the Tranche B Loans at a rate per annum during each Interest Period with respect to the Tranche B Loans equal to the sum of the Applicable Floating Rate for such Interest Period plus the Floating Rate Applicable Margin.
(c)    Each Loan shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Loan.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
SECTION 3.2.2.    Rates Payable to the Lenders. (a) Upon receipt of the applicable funds from the Borrower, the Administrative Agent shall pay interest on the Tranche A Loans to the Tranche A Lenders at a rate per annum as set forth in Section 3.2.1(a).
(b)    Upon receipt of the applicable funds from the Borrower, the Administrative Agent shall pay interest on the Tranche B Loans to the Tranche B Lenders at a rate per annum as set forth in Section 3.2.1(b) in the currency of their respective Tranche B Commitment Amounts.
SECTION 3.2.3.    Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the maturity, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum certified by the Administrative Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to the sum of (a) the rate of interest applicable to Loans at such time pursuant to Section 3.2.1 above plus (b) 2% per annum.
SECTION 3.2.4.    Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
(a)    on the Stated Maturity Date therefor;
(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan (but only on the principal so paid or prepaid);
(c)    on the last day of each Interest Period with respect to such Loan; and
(d)    on any Loan the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

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Interest accrued on Loans or other monetary Obligations of the Borrower arising under this Agreement or any Note after the date such amount is due and payable (whether on maturity, upon acceleration or otherwise) shall be payable upon demand of the Administrative Agent.
SECTION 3.2.5.    Interest Rate Determination; Replacement Reference Lenders. Each Reference Lender agrees to furnish to the Administrative Agent timely information for the purpose of determining the Applicable Floating Rate in the event that no offered quotation appears on the relevant page of the Reuters Monitor Money Rates Service and the Applicable Floating Rate is to be determined by reference to quotations supplied by the Reference Lenders. If any one or more of the Reference Lenders shall fail to furnish in a timely manner such information to the Administrative Agent for any such interest rate, the Administrative Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Lenders (provided, that, if all of the Reference Lenders other than the Administrative Agent fail to supply the relevant quotations, the interest rate will be fixed by reference only to the quotation obtained by the Administrative Agent in its capacity as a Reference Lender). If a Reference Lender ceases for any reason to be able and willing to act as such, the Administrative Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Lender reasonably acceptable to the Borrower, and such replaced Reference Lender shall cease to be a Reference Lender hereunder. The Administrative Agent shall furnish to the Borrower and to the Lenders each determination of the Applicable Floating Rate made by reference to quotations of interest rates furnished by Reference Lenders.
SECTION 3.3.    Amendment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of and as agent for each Tranche B Lender, an amendment fee (the “Amendment Fees”) in an amount equal to the product of 0.35% multiplied by the principal amount of the Loans of each Tranche B Lender outstanding on the Restatement Effective Date and shall be payable on or before the fifth Business Day after the Restatement Effective Date.
SECTION 3.4.    Finnvera Guarantee Premiums. The premiums on the Finnvera Guarantee shall accrue and be payable in accordance with this Section 3.4.
(a)    The Borrower shall pay to the Administrative Agent, for the account of and as agent for Finnvera, semi-annually in advance on the twentieth (20th) Business Day preceding the first day of each Interest Period for each Tranche A Loan an amount equal to the product of the Applicable Premium Rate as of the immediately preceding Business Day and the outstanding principal amount of the Tranche A Loans to be outstanding for such Interest Period in the currency of such Tranche A Loans, after giving effect to any repayment scheduled to be paid after such date but prior to the first day of such Interest Period, multiplied by the actual number of days in such Interest Period, divided by 360, in the currency of such Tranche A Loans. The Administrative Agent shall pay the premium on the Finnvera Guarantee received from the Borrower to Finnvera semi-

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annually in advance on the Business Day immediately preceding the first day of each Interest Period for such Loans.
(b)    The Borrower shall pay to the Administrative Agent, for the account of and as agent for Finnvera, semi-annually in advance on the twentieth (20th) Business Day preceding the first day of each Interest Period for each Tranche B Loan an amount equal to the product of the Applicable Premium Rate as of the immediately preceding Business Day and the outstanding principal amount of the Tranche B Loans to be outstanding for such Interest Period in the currency of such Tranche B Loans, after giving effect to any repayment scheduled to be paid after such date but prior to the first day of such Interest Period, multiplied by the actual number of days in such Interest Period, divided by 360, in the currency of such Tranche B Loans. The Administrative Agent shall pay the premium on the Finnvera Guarantee received from the Borrower to Finnvera semi-annually in advance on the Business Day immediately preceding the first day of each Interest Period for such Loans.
(c)        At the direction of the Borrower, premiums on the Finnvera Guarantee received by the Administrative Agent pursuant to this Section 3.4 shall be placed by the Administrative Agent on demand or fixed rate deposit, as directed by the Borrower, as soon as possible after receipt thereof and interest shall accrue thereon at the London Interbank Bid Rate until such time as the Administrative Agent pays such premiums to Finnvera. The Administrative Agent shall release interest earned pursuant to the immediately preceding sentence to the Borrower on the first day of the relevant Interest Period.
SECTION 3.5.    Residual Risk Guarantee Premiums. The premiums on the Residual Risk Guarantee shall accrue and be payable in accordance with this Section 3.5. On and after March 5, 2014, the Borrower shall pay to the Administrative Agent for the ratable account of and as agent for the Tranche B Lenders semi-annually in arrears in Dollars on the last day of each Interest Period for each Tranche A Loan an amount equal to the product of 0.25% per annum and the daily outstanding principal amount of the Tranche A Loan, multiplied by the actual number of days elapsed, divided by 360. The Administrative Agent shall pay the premium on the Residual Risk Guarantee received from the Borrower to the Tranche B Lenders semi-annually in arrears on the last day of each Interest Period with respect to the Tranche A Loans.
SECTION 3.6.    [Intentionally omitted].
SECTION 3.7.    [Intentionally omitted].
ARTICLE IV

CERTAIN APPLICABLE FLOATING RATE AND OTHER PROVISIONS
SECTION 4.1.    Applicable Floating Rate Lending Unlawful. If after the Original Effective Date the introduction of or any change in or in the

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interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to continue or maintain any Loan bearing interest at a rate based on the Applicable Floating Rate, the obligations of such Lender to continue or maintain any Loan bearing interest at a rate based on the Applicable Floating Rate shall, upon notice thereof to the Borrower, the Administrative Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to continue and maintain its Loan hereunder shall be automatically converted into an obligation to continue and maintain a Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the Applicable Floating Rate for the relevant Interest Period plus the Floating Rate Applicable Margin or, if such negotiated rate is not agreed upon by the Borrower and such Lender within fifteen Business Days, in the case of Loans denominated in Dollars, a rate equal to the Floating Rate Applicable Margin plus the greater of (w) the rate publicly announced by BNP Paribas’s New York office as its “prime rate” and (x) Federal Funds Rate from time to time in effect plus 0.50% per annum and, in the case of Loans denominated in Euro, a rate equal to the Floating Rate Applicable Margin plus the greater of (y) the average of the rates publicly announced by Skandinaviska Enskilda Banken AB’s and Nordea Bank’s head offices as their “prime rates” for loans in Euro and (z) the Central European Bank’s rate for the Main Refinancing Operations (MRO) in effect plus 0.50% per annum.
SECTION 4.2.    Deposits Unavailable. If, with respect to the Tranche B Loans:
(a)    the Administrative Agent shall have determined that deposits in the relevant amount, denominated in the relevant currency and for the relevant Interest Period are not available to the Reference Lenders in their relevant market;
(b)    the Administrative Agent shall have determined that by reason of circumstances affecting the Reference Lenders’ relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Floating Rate Loans denominated in Dollars and/or Euro; or
(c)    before the close of business in London on the date of determination of the Applicable Floating Rate for the relevant Interest Period or period, Lenders holding a majority of the aggregate unpaid principal amount of Loans (based on the Equivalent in Dollars with respect to any portion of the Loans that are denominated in Euro) determine that the cost to them of obtaining matching deposits in the relevant interbank market for the relevant currency in respect of any Loan would be in excess of the Applicable Floating Rate;
then the Administrative Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders

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and the Administrative Agent shall enter into negotiations in good faith in order to agree upon a mutually satisfactory interest rate (or rates) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Administrative Agent are unable to agree upon an interest rate (or rates) prior to the date occurring fifteen Business Days after the giving of such Determination Notice, the interest rate (or rates) payable to the Lenders to take effect at the end of the Interest Period current at the date of the Determination Notice shall be equal to, in the case of Loans denominated in Dollars, the Floating Rate Applicable Margin plus the greater of (w) the rate publicly announced by BNP Paribas’s New York office as its “prime rate” and (x) Federal Funds Rate from time to time in effect plus 0.50% per annum and, in the case of Loans denominated in Euro, the Floating Rate Applicable Margin plus the greater of (y) the average of the rates publicly announced by Skandinaviska Enskilda Banken AB’s and Nordea Bank’s head offices as their “prime rates” for loans in Euro and (z) the Central European Bank’s rate for the Main Refinancing Operations (MRO) in effect plus 0.50% per annum.
SECTION 4.3.    Increased Floating Rate Loan Costs, etc. If, after the Original Effective Date, a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:
(a)    subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loans or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 4.6, withholding taxes); or
(b)    change the basis of taxation to any Lender (other than a change in taxation on the overall net income of such Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or
(c)    impose, modify or deem applicable any reserve or capital adequacy requirements (other than the reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or
(d)    impose on any Lender any other condition affecting its portion of the Loans,

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and the result of any of the foregoing is either (i) to increase the cost to such Lender of continuing or maintaining its Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) the Lender concerned shall (through the Administrative Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon demand pay to the Administrative Agent for the account of and as agent for such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is the Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organization or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.
SECTION 4.4.    Funding Losses. (a) In the event any Lender shall incur any loss or expense by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to continue or maintain any portion of the principal amount of any Loan as a Floating Rate Loan as a result of any conversion or repayment or prepayment of the principal amount of the Tranche B Loans on a date other than the scheduled last day of an Interest Period with respect to the Tranche B Loans, whether pursuant to Section 3.1 or otherwise, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will reimburse such Lender for such loss or expense. Such written notice shall

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include calculations in reasonable detail setting forth the loss or expense to such Lender.
(b)    In the event any Lender shall incur any Breakage Costs by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to continue or maintain any portion of the principal amount of any Loan as a Fixed Rate Loan as a result of any conversion or repayment or prepayment of the principal amount of the Tranche A Loans on a date other than a scheduled repayment date for such Tranche A Loans as set forth in Schedule II hereto, whether pursuant to Section 3.1 or otherwise, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such Breakage Costs.  Such written notice shall include calculations in reasonable detail setting forth the Breakage Costs to such Lender.
SECTION 4.5.    Increased Capital Costs. If, after the Original Effective Date, any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business. In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the

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Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor.
SECTION 4.6.    Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder or under the Finnvera Commitment Letter shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Finnvera’s or any Lender’s net income or receipts of Finnvera or such Lender and franchise taxes imposed in lieu of net income taxes or receipts by the jurisdiction under the laws of which Finnvera or such Lender is organized or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower’s activities in such other jurisdiction (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder or under the Finnvera Commitment Letter is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:
(a)    pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b)    promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and
(c)    pay to the Administrative Agent for the account of and as agent for Finnvera or the Lenders, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received (including any Taxes on such additional amounts) by Finnvera or each Lender will equal the full amount Finnvera or such Lender would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Administrative Agent, Finnvera or any Lender with respect to any payment received or paid by the Administrative Agent, Finnvera or such Lender hereunder, under the Finnvera Commitment Letter or under or in connection with any other Loan Document, the Administrative Agent, Finnvera or such Lender may pay such

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Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amounts) shall equal the amount such Person would have received had no such Taxes been asserted.
Any Person claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Person, be otherwise disadvantageous to such Person.
If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of Finnvera or the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify Finnvera and the Lenders for any incremental withholding Taxes, interest or penalties or expenses that may become payable by Finnvera or any Lender as a result of any such failure (except to the extent that such amount becomes payable as a result of the failure of Finnvera or such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Taxes). For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of Finnvera or any Lender shall be deemed a payment by the Borrower.
If any Lender is entitled to any refund, credit, deduction or other reduction in Tax by reason of any payment made by the Borrower in respect of any Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof (and, in the case of any such credit, utilization thereof), will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such tax or such payment, less out-of-pocket expenses incurred by such Lender, provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.
Each Lender (and each Participant) that is organized under the laws of a jurisdiction other than the United States agrees with the Borrower and the Administrative Agent that it will (a) provide to the Administrative Agent and the Borrower an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States (or, alternatively, Internal Revenue Service Form W-8BEN, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), and (b) notify the Administrative Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects. For

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any period with respect to which a Lender (or Participant) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required hereunder) such Lender (or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Taxes imposed by reason of such failure.
If Finnvera should be come subrogated to the rights of any Lender under this Agreement then, for the purposes of the two paragraphs immediately preceding, the term “Lender “ shall be deemed to include Finnvera.
The Borrower shall have no obligation under this Section 4.6 to pay any indemnity or gross-up amount to Finnvera, any Lender or the Administrative Agent to the extent that the Borrower has paid an amount with respect to that Tax to any party pursuant to any other provision of any Loan Document, the Finnvera Commitment Letter or the Lenders’ Commitment Letter.
SECTION 4.7.    Reserve Costs. Without in any way limiting the Borrower’s obligations under Section 4.3, the Borrower shall pay to each Lender on the last day of any Interest Period relevant to such Lender’s Loan, so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for each Loan for each day during such Interest Period:
(i)    the principal amount of such Loan outstanding on such day; and
(ii)    the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Loan for such Interest Period as provided in this Agreement (less the Floating Rate Applicable Margin) and the denominator of which is one minus any increase after the Original Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and
(iii)    1/360.
Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.
Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

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SECTION 4.8.    Replacement Lenders, etc. If the Borrower shall be required to make any payment to any Lender pursuant to Section 4.3, 4.5, 4.6 or 4.7, or if the Borrower shall elect to prepay the Loans pursuant to the proviso in Section 3.1(a)(i), the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) prepay the affected portion of such Lender’s Loan in full, together with accrued interest thereon through the date of such prepayment and any amounts due in connection with such prepayment pursuant to Section 4.4 (provided that the Borrower shall not prepay any such Lender pursuant to this clause (a) without replacing such Lender pursuant to the following clause (b) until a 30-day period shall have elapsed during which the Borrower and the Administrative Agent shall have attempted in good faith to replace such Lender), and/or (b) replace such Lender with another Lender or an Eligible Assignee either (x) by, if an Eligible Assignee is not a Lender, becoming a party to this Agreement as a Lender by execution of and delivery to the Borrower and the Administrative Agent of counterparts of this Agreement, and such Lender or Eligible Assignee refinancing any Loans prepaid pursuant to clause (a) above with loans made by such Lender or Eligible Assignee (any such loans being “Tranche B Loans” and having the identical terms as the Tranche B Loans so prepaid, other than the rate of interest applicable to and the tenor of such loans, which rate of interest and tenor shall be as agreed between the Borrower and such financial institution, except that in no event shall the final maturity of such loans be later than the twelfth anniversary of the Original Closing Date with respect to the Tranche B Loans), or (y) pursuant to an assignment in accordance with Section 12.11.1, provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement and the Residual Risk Guarantee, or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender shall have received one or more payments from either the Borrower or one or more Assignee Lenders in an aggregate amount at least equal to the outstanding principal amount of the Loan owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Each Lender represents and warrants to the Borrower that, as of the Original Effective Date (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.5, 4.6 and 4.7 to or for account of such Lender.

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SECTION 4.9.    Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or the Notes shall be made by the Borrower to the Administrative Agent for the pro rata account (determined using the Equivalent in Dollars of any portion of the Loans that are denominated in Euro) of and as agent for the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 noon, London time, in the case of payments made in Euro, and 11:00 a.m. New York time, in the case of payments made in Dollars, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars or Euro, as applicable), to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in the immediately preceding sentence, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender without any setoff, deduction or counterclaim. All interest and fees in respect of Loans denominated in Dollars shall be paid in Dollars and all interest and fees in respect of Loans denominated in Euro shall be payable in Euro, and in each case shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the Business Day preceding the first Business Day of such calendar month) and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.
SECTION 4.10.    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 12.11 and except as otherwise provided in Sections 3.1(a) and 4.12, to the extent such Sections permit prepayment of Loans on a non-ratable basis) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably (determined using the Equivalent in Dollars of any portion of the Loans that are denominated in Euro) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from

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such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
SECTION 4.11.    Setoff. Upon the occurrence and during continuance of an Event of Default or Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.
SECTION 4.12.    Use of Proceeds. The Original Borrower applied the proceeds of the Borrowings in accordance with the first recital; without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U.
ARTICLE V

CONDITIONS TO BORROWING
SECTION 5.1.    Advance of the Loan. The obligation of the Lenders to fund the Borrowings made on the Original Closing Date was subject

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to the prior or concurrent satisfaction of each of the conditions precedent set forth in Section 5.1 and Section 5.2 of the Original Credit Agreement.
SECTION 5.2.    Conditions to Effectiveness. The conditions to the effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement are set forth in Section 2 of the Amendment.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and each Lender as set forth in this Article VI as of the Restatement Effective Date (except as otherwise stated).
SECTION 6.1.    Organization, etc. The Borrower and each of the Principal Subsidiaries is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform its Obligations.
SECTION 6.2.    Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not:
(a)    contravene the Borrower‘s Organic Documents;
(b)    contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;
(c)    contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;
(d)    contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

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(e)    result in, or require the creation or imposition of, any Lien on any of the properties of the Borrower except as would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.3.    Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party (except for authorizations or approvals not required to be obtained on or prior to the Restatement Effective Date that have been obtained or actions not required to be taken on or prior to the Restatement Effective Date that have been taken). The Borrower and each Principal Subsidiary holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Restatement Effective Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.
SECTION 6.4.    Compliance with Environmental Laws. The Borrower and each Principal Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.
SECTION 6.5.    Validity, etc. This Agreement constitutes, and each of the other Loan Documents will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
SECTION 6.6.    Financial Information. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, and the related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at December 31, 2010 and the results of their operations for the Fiscal Year then ended. Since December 31, 2010 there has been no material adverse change in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.
SECTION 6.7.    No Default or Prepayment Event. No Default or Prepayment Event has occurred and is continuing.
SECTION 6.8.    Litigation. There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any Principal Subsidiary, that (i) except as

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set forth in filings made by the Borrower with the Securities and Exchange Commission, in the Borrower's reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, "Material Litigation") or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.
SECTION 6.9.    Vessels.
The Borrower represents and warrants that each Vessel is
(a)    legally and beneficially owned by the Borrower or a Principal Subsidiary,
(b)    registered in the name of the Borrower or such Principal Subsidiary under the flag identified in Item 6.9(b) of the Disclosure Schedule,
(c)    classed as required by Section 7.1.4.A(b),
(d)    free of all Liens, other than Liens permitted by Section 7.2.3,
(e)    insured against loss or damage in compliance with Section 7.1.5, and
(f)    chartered exclusively to or operated exclusively by the Borrower or one of the Borrower’s wholly-owned Subsidiaries, except as otherwise permitted pursuant to Section 7.1.4.A.
SECTION 6.10.    Subsidiaries. The Borrower has no Existing Principal Subsidiaries on the Restatement Effective Date, except those Existing Principal Subsidiaries which are identified in Item 6.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are direct or indirect wholly-owned Subsidiaries of the Borrower, except to the extent any such Existing Principal Subsidiary or an interest therein has been sold in accordance with clause (b) of Section 7.2.7 or such Existing Principal Subsidiary no longer owns a Vessel.
SECTION 6.11.    Obligations rank pari passu. The Obligations of the Borrower rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower.
SECTION 6.12.    Withholding, etc. As of the Restatement Effective Date, no payment to be made by the Borrower under any Loan Document to which it is a party is subject to any withholding or like tax imposed by any Applicable Jurisdiction.
SECTION 6.13.    No Filing, etc. Required. No filing, recording or registration and no payment of any stamp, registration or similar tax is

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necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the Notes (except for filings, recordings, registrations or payments not required to be made on or prior to the Restatement Effective Date that have been made).
SECTION 6.14.    No Immunity. The Borrower is subject to civil and commercial law with respect to its Obligations. Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).
SECTION 6.15.    Pension Plans. To the extent that, at any time after the Original Effective Date, there are any Pension Plans, no Pension Plan shall have been terminated, and no contribution failure will have occurred with respect to any Pension Plan, in each case which could (a) give rise to a Lien under section 302(f) of ERISA and (b) result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty.
SECTION 6.16.    Investment Company Act. The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 6.17.    Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
SECTION 6.18.    Accuracy of Information. The financial and other information (other than financial projections or other forward looking information) furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood

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that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized). All financial and other information furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.
ARTICLE VII

COVENANTS
SECTION 7.1.    Affirmative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Obligations have been paid in full, the Borrower will perform its obligations set forth in this Section 7.1.
SECTION 7.1.1.    Financial Information, Reports, Notices, etc.
SECTION 7.1.1. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender and Finnvera, as the case may be) the following financial statements, reports, notices and information:
(a)    as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the Securities and Exchange Commission for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;
(b)    as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the Securities and Exchange Commission for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLC or another firm of independent public accountants of similar standing;
(c)    together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

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(d)    as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;
(e)    as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;
(f)    as soon as the Borrower becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole;
(g)    promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;
(h)    as soon as the Borrower becomes aware thereof, notice of any suspension or revocation of the Purchased Vessel’s classification; and
(i)    such other information (x) respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, (y) respecting the transactions and documents related to the Purchased Vessel or the delivery of the Purchased Vessel or (z) as may be required to enable the Administrative Agent to obtain the full benefit of the Finnvera Guarantee, as any Lender or Finnvera, in either case through the Administrative Agent, may from time to time reasonably request;
provided, however, that information required to furnished to the Administrative Agent under subsections (a), (b) and (g) of this Section 7.1.1 shall be deemed furnished to the Administrative Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.
SECTION 7.1.2.    Approvals and Other Consents. The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents to which it is a party and (b) except to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect, the operation of each Vessel in compliance with all applicable laws.
SECTION 7.1.3.    Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

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(a)    in the case of each of the Borrower and the Principal Subsidiaries, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);
(b)    in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;
(c)    the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings; and
(d)    compliance with all applicable Environmental Laws.
SECTION 7.1.4.    Vessels.
SECTION 7.1.4.A. The Borrower will (or will cause the applicable Principal Subsidiary to):
(a)    cause each Vessel to be chartered exclusively to or operated exclusively by the Borrower or one of the Borrower’s wholly-owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out (i) any Vessels representing not more than 25% of the berths of all Vessels to entities other than the Borrower and the Borrower’s wholly-owned Subsidiaries and (ii) any Vessel for a time charter not to exceed one year in duration; and
(b)    cause each Vessel to be kept in such condition as will entitle her to classification by a classification society of recognized standing.
SECTION 7.1.4.B. The Borrower will cause Oasis of the Seas Inc. to cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly-owned Subsidiaries, provided that the Borrower or such wholly-owned Subsidiary may charter out the Purchased Vessel on a time charter with a stated duration not in excess of one year.
SECTION 7.1.5.    Insurance. The Borrower will, or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to all of the material properties and operations of the Borrower and each Principal Subsidiary against such casualties, third-party liabilities and contingencies and in such amounts as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Administrative Agent, furnish to the Administrative Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and the Subsidiaries and certifying as to compliance with this Section.

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SECTION 7.1.6.    Books and Records. The Borrower will, and will cause each of its Principal Subsidiaries to, keep books and records that accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.
SECTION 7.2.    Negative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Obligations have been paid and performed in full, the Borrower will perform its obligations applicable to it set forth in this Section 7.2.
SECTION 7.2.1.    Business Activities.
SECTION 7.2.1. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the Original Effective Date and other business activities reasonably related thereto.
SECTION 7.2.2.    Indebtedness.
SECTION 7.2.2. The Borrower will not permit any of the Existing Principal Subsidiaries (or any other Principal Subsidiary that, after the Restatement Effective Date, has acquired a Vessel owned by an Existing Principal Subsidiary on the Restatement Effective Date) to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:
(a)    Indebtedness secured by Liens of the type described in Section 7.2.3;
(b)    Indebtedness owing to the Borrower or a wholly owned direct or indirect Subsidiary of the Borrower;
(c)    Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Restatement Effective Date;
(d)    Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence of such Indebtedness, as applicable) (x) 3.5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $450,000,000; and
(e)    any Existing Debt.
SECTION 7.2.3.    Liens.

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SECTION 7.2.3. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:
(a)    Liens on the vessel BRILLIANCE OF THE SEAS existing as of the Original Effective Date and securing the Existing Debt (and any Lien on BRILLIANCE OF THE SEAS securing any refinancing of the Existing Debt, so long as such Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);
(b)    Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Original Effective Date) acquired after the Original Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;
(c)    in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence of such indebtedness, as applicable) (x) 3.5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter or (y) $450,000,000, provided that, with respect to each such item of Indebtedness, the fair market value of the assets subject to Liens securing such Indebtedness (determined at the time of the creation of such Lien) shall not exceed two times the aggregate principal amount of such Indebtedness (and for purposes of this clause (c), the fair market value of any assets shall be determined by (i) in the case of any Vessel, by an Approved Appraiser selected by the Borrower and (ii) in the case of any other assets, by an officer of the Borrower or by the board of directors of the Borrower);
(d)    Liens on assets acquired after the Original Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary (or other Principal Subsidiary subject to the limitations of Section 7.2.2) or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

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(e)    Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Original Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;
(f)    Liens securing Government-related Obligations of the Borrower or its Subsidiaries;
(g)    Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;
(h)    Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;
(i)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;
(j)    Liens for current crew’s wages and salvage;
(k)    Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;
(l)    Liens on Vessels that:
(i)    secure obligations covered (or reasonably expected to be covered) by insurance;
(ii)    were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or
(iii)    were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;
provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings.
(m)    normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’

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liens, rights of setoff or similar rights in favor of banks or other depository institutions; and
(n)    Liens in respect of rights of setoff, recoupment and holdback in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business
SECTION 7.2.4.    Financial Condition. The Borrower will not permit:
(a)    Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.
(b)    Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.
(e)    Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).
SECTION 7.2.5.    Investments.
SECTION 7.2.5. The Borrower will not permit any of the Principal Subsidiaries to make, incur, assume or suffer to exist any Investment in any other Person other than
(a)    the Borrower or any direct or indirect wholly owned Subsidiary of the Borrower; and
(b)    other Investments by the Principal Subsidiaries in an aggregate amount not to exceed $50,000,000 at any time outstanding.
SECTION 7.2.6.    Consolidation, Merger, etc.
SECTION 7.2.6. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person except:
(a)    any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

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(b)    so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:
(i)    after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and
(ii)    in the case of a merger involving the Borrower where the Borrower is not the surviving corporation, the surviving corporation shall have assumed in a writing, delivered to the Administrative Agent, all of the Borrower’s obligations hereunder and under the other Loan Documents to which it is a party.
SECTION 7.2.7.    Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any material asset (including accounts receivable and capital stock of Principal Subsidiaries) to any Person, except:
(a)    sales of assets (including, without limitation, Vessels) so long as at the time of any such sale:
(i)    the aggregate net book value of all such assets sold during each fiscal year does not exceed an amount equal to the greater of (x) 7.5% of Stockholders’ Equity as at the end of the last Fiscal Quarter, and (y) $400,000,000; and
(ii)    to the extent any asset has a fair market value in excess of $50,000,000 the Borrower or Subsidiary selling such asset receives consideration therefor at least equal to the fair market value thereof (as determined in good faith by (x) in the case of any Vessel, the board of directors of the Borrower and (y) in the case of any other asset, an officer of the Borrower or its board of directors);
(b)    sales of capital stock of any Principal Subsidiary of the Borrower so long as a sale of all of the assets of such Subsidiary would be permitted under the foregoing clause (a);
(c)    sales of capital stock of any Subsidiary other than a Principal Subsidiary;
(d)    sales of other assets in the ordinary course of business;
(e)    sales of assets between or among the Borrower and Subsidiaries of the Borrower; and
(f)    the sale of the vessel “Celebrity Mercury”.

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SECTION 7.2.8.    Transactions with Affiliates. The Borrower will not, and will not permit any of the Principal Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates (other than arrangements or contracts among the Borrower and its Subsidiaries and among the Borrower’s Subsidiaries) unless such arrangement or contract is on an arms’-length basis, provided that, to the extent that the aggregate fair value of the goods furnished or to be furnished or the services performed or to be performed under all such contracts or arrangements in any one Fiscal Year does not exceed $50,000,000, such contracts or arrangements shall not be subject to this Section 7.2.8.
ARTICLE VIII

EVENTS OF DEFAULT
SECTION 8.1.    Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.
SECTION 8.1.1.    Non-Payment of Obligations. The Borrower shall default in the payment when due of any principal of or interest on any Loan, the fees provided for in Section 11.8, the Finnvera Guarantee Premium or the Residual Risk Guarantee Premium, provided that in the case of a default in the payment of interest on any Loan, the Finnvera Guarantee Premium or the Residual Risk Guarantee Premium, such default shall continue unremedied for a period of at least two Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent, and in the case of any other amount (other than payment of principal of any Loan), such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Administrative Agent.
SECTION 8.1.2.    Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.
SECTION 8.1.3.    Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document to which it is a party (other than the covenants set forth in Sections 4.12 and 7.2.4) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).
SECTION 8.1.4.    Default on Other Indebtedness. The Borrower or any of the Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $50,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall

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continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness). For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.
SECTION 8.1.5.    Pension Plans. Any of the following events shall occur with respect to any Pension Plan:
(a)    Any termination of a Pension Plan by the Borrower, any members of its Controlled Group or any other Person if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000; or
(b)    a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and, in each case, such event shall continue unremedied for a period of five Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 15 days (commencing on the first day of such five-Business-Day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 15 days).
SECTION 8.1.6.    Bankruptcy, Insolvency, etc. The Borrower or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:
(a)    generally fail to pay, or admit in writing its inability to pay, its debts as they become due;
(b)    apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

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(c)    in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days, provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents;
(d)    permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 30 days undismissed, provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents; or
(e)    take any corporate action authorizing, or in furtherance of, any of the foregoing.
SECTION 8.1.7.    Ownership of Principal Subsidiaries. Except as a result of a disposition permitted pursuant to clauses (a) or (b) of Section 7.2.7, the Borrower shall cease to own beneficially and of record all of the capital stock of each Existing Principal Subsidiary.
SECTION 8.2.    Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 8.1.6 shall occur with respect to the Borrower, the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.
SECTION 8.3.    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.6 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders and Finnvera, by notice to the Borrower, declare all of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment.
ARTICLE IX

PREPAYMENT EVENTS

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SECTION 9.1.    Listing of Prepayment Events. Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.
SECTION 9.1.1.    Change in Ownership. Any Person other than a member of the Existing Group (a “New Shareholder”) shall acquire (whether through legal or beneficial ownership of capital stock, by contract or otherwise), directly or indirectly, effective control over more than 33% of the Voting Stock and:
(a)    the members of the Existing Group have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) in the aggregate, directly or indirectly, effective control over fewer shares of Voting Stock than does such New Shareholder; and
(b)    the members of the Existing Group do not collectively have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) the right to elect, or to designate for election, at least a majority of the Board of Directors of the Borrower.
SECTION 9.1.2.    Change in Board. During any period of 24 consecutive months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals:
(a)    who were members of said Board on the first day of such period; or
(b)    whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board who were members of said Board on the first day of such period; or
(c)    whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board referred to in the foregoing clauses (a) and (b).
SECTION 9.1.3.    Unenforceability. Any Loan Document to which it is a party shall cease to be the legally valid, binding and enforceable obligation of the Borrower (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of counsel to the Borrower set forth as Exhibit A-2 to the Assignment and Amendment or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by any Lender.
SECTION 9.1.4.    Approvals. Any material license, consent, authorization, registration or approval at any time necessary to enable the Borrower or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.
SECTION 9.1.5.    Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of the covenants applicable to the Borrower set forth in Sections 4.12 or 7.2.4.

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SECTION 9.1.6.    Judgments. Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:
(a)    enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five Business Days after the commencement of such enforcement proceedings; or
(b)    there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
SECTION 9.1.7.    Condemnation, etc. Any Vessel or Vessels shall be condemned or otherwise taken under color of law and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.
SECTION 9.1.8.    Arrest. Any Vessel or Vessels shall be arrested and the same shall continue unremedied for at least 20 days, unless the same would not have a Material Adverse Effect.
SECTION 9.1.9.    Unenforceability of Finnvera Guarantee. The Finnvera Guarantee shall be fully or partially withdrawn, suspended, terminated, revoked or cancelled or shall otherwise cease to be the legally valid, binding and enforceable obligation of Finnvera except if caused solely by the action or inaction of the holder or beneficiary of the Finnvera Guarantee.
SECTION 9.1.10.    Change in Ownership of Oasis of the Seas Inc. The Borrower ceases to own beneficially directly or indirectly at least 100% of the issued stock carrying voting rights of Oasis of the Seas Inc.
SECTION 9.1.11.    Total Loss. The Purchased Vessel is or becomes a Total Loss and the period of one hundred eighty days from such Total Loss has elapsed. “Total Loss” for these purposes shall mean an actual, constructive, agreed, compromised or arranged total loss of the Purchased Vessel or a requisition for title or other compulsory acquisition of the Purchased Vessel otherwise than by requisition for hire.
SECTION 9.1.12.    Sale/Disposal of Purchased Vessel. The Purchased Vessel is sold, transferred or otherwise disposed of by the Borrower other than to a wholly-owned Subsidiary of the Borrower.
SECTION 9.1.13.    [Intentionally omitted].

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SECTION 9.1.14.    Prepayment Triggered Under Finnvera Guarantee. The Administrative Agent shall have received written notice from Finnvera that a Specified Event (as defined in the Finnvera Guarantee) shall have occurred and be continuing.
SECTION 9.2.    Mandatory Prepayment. If any Prepayment Event shall occur and be continuing, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders and Finnvera, by notice to the Borrower require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loans and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of each Loan and all accrued and unpaid interest thereon and all other Obligations).
ARTICLE X

[Intentionally omitted]
ARTICLE XI

THE ADMINISTRATIVE AGENT
SECTION 11.1.    Actions. Each Lender hereby appoints BNPPF, as its agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, each of its Affiliates and their respective officers, advisors, directors and employees, according to such Lender’s pro rata share of the Loans (determined using the Equivalent in Dollars of any portion of the Loans denominated in Euro), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, the Notes or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share

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(determined using the Equivalent in Dollars of any portion of the Loans that is denominated in Euro) of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s reasonable determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
SECTION 11.2.    [Intentionally omitted.]
SECTION 11.3.    Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender or Finnvera for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. Without limitation of the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts a Lender Assignment Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Assignee Lender as provided in Section 12.11.1; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto and (vi) shall incur no liability under or in respect of

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this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.4.    Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders, provided that any such resignation shall not become effective until a successor Administrative Agent for such resigning Administrative Agent has been appointed as provided in this Section 11.4 and such successor Administrative Agent has accepted such appointment. If the Administrative Agent at any time shall resign, the Required Lenders shall, subject to the consent of the Borrower and FEC, in its capacity as Tranche A Lender (such consent not to be unreasonably withheld in either case), appoint another Lender as a successor to the Administrative Agent which shall thereupon become the Administrative Agent’s successor hereunder (provided that the Required Lenders shall, subject to the consent of the Borrower unless an Event of Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld) and subject also to the consent of Finnvera (such consent not to be unreasonably withheld) offer to each of the other Tranche B Lenders in turn, in the order of their respective Tranche B Commitment Amounts, the right to become successor Administrative Agent). If no successor Administrative Agent for the resigning Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $500,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower and FEC, in its capacity as Tranche A Lender (such consent not to be unreasonably withheld in either case). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the resigning Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. If no successor shall have accepted its appointment as Administrative Agent hereunder within 30 days after the resignation of the resigning Administrative Agent then the Required Lenders shall cooperate in good faith to execute the duties of the Administrative Agent hereunder and under the Supplemental Agreement and the other Loan Documents and shall be entitled to the rights and indemnities of the Administrative Agent hereunder and the resigning Administrative Agent’s resignation shall be effective upon such date and it shall thereupon be discharged from all of its duties and obligations under this Agreement and the

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other Loan Documents. After any resigning Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of:
(a)    this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and
(b)    Section 12.3 and Section 12.4 shall continue to inure to its benefit.
If a Lender acting as the Administrative Agent assigns its Loan to one of its Affiliates, the Administrative Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld) assign its rights and obligations as Administrative Agent to such Affiliate.
SECTION 11.5.    Loans by the Administrative Agent . The Administrative Agent shall have the same rights and powers with respect to (x) the Loan made by it or any of its Affiliates, and (y) the Note held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Administrative Agent shall not have any duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.
SECTION 11.6.    Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent, each other Agent and each other Lender, and based on such Lender’s review of the financial information of the Original Borrower and the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Loan. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
SECTION 11.7.    Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications

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received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement. The Administrative Agent (a) shall give prompt notice to Finnvera of any approvals of Finnvera requested by the Borrower or Lender pursuant to the terms of this Agreement, (b) shall provide Finnvera copies of (i) all amendments, waivers or other modifications to this Agreement and (ii) all information related to the Borrower requested by Finnvera to the extent such information is received from the Borrower and (d) shall give prompt notice to Finnvera of the termination of this Agreement and any prepayment of the Loans hereunder.
SECTION 11.8.    Agency Fee. The Borrower agrees to pay to the Administrative Agent for its own account an annual agency fee in an amount, and at such times, heretofore agreed to in writing between the Borrower and the Administrative Agent.
ARTICLE XII

MISCELLANEOUS PROVISIONS
SECTION 12.1.    Waivers, Amendments, etc. The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower, the Required Lenders and Finnvera (in the case of Finnvera, such consent not to be unreasonably withheld or delayed); provided that no such amendment, modification or waiver which would:
(a)    modify this Section 12.1, change the definition of “Required Lenders”, modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender and Finnvera;
(b)    reduce any fees described in Article III, extend any date fixed for payment, extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of each Lender affected thereby and Finnvera; or
(c)    affect the interests, rights or obligations of the Administrative Agent in its capacity as such shall be made without consent of the Administrative Agent.
No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under this

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Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
SECTION 12.2.    Notices. (a) All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or such Loan Document or at such other address, or facsimile number as may be designated by such party in a notice to the other parties; provided that notices, information, documents and other materials that the Borrower is required to deliver hereunder may be delivered to the Administrative Agent and the Lenders as specified in Section 12.2(b). Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received.
(b)    So long as BNPPF is the Administrative Agent, the Borrower may provide to the Administrative Agent all information, documents and other materials that it furnishes to the Administrative Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor or (ii) provides notice of any Default or Prepayment Event (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to geert.sterck@bnpparibasfortis.com and davina.staessen@bnpparibasfortis.com.
(1)    The Borrower agrees that the Administrative Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Intralinks (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

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(2)    The Administrative Agent agrees that the receipt of Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).
(c)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) of such Lender’s e-mail address to which a Notice may be sent by electronic transmission on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
(d)    Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 12.3.    Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of FEC as assignee, Finnvera and the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to FEC as assignee, counsel to the Administrative Agent and counsel to Finnvera and of local counsel, if any, who may be retained by counsel to FEC as assignee, counsel to the Administrative Agent or counsel to Finnvera) in connection with the preparation, execution and delivery of, and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document. The Borrower further agrees to pay, and to save the Administrative Agent, Finnvera and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes which may be payable in connection with the execution or delivery of this Agreement and the other Loan Documents, the borrowings hereunder or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, Finnvera and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent, Finnvera or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations or the rights of the Administrative Agent and Finnvera under or in connection with the Loan Documents.
SECTION 12.4.    Indemnification. In consideration of the execution and delivery of this Agreement and the other Loan Documents by the Administrative Agent, Finnvera and each Lender and the making of the Loans, the Borrower hereby indemnifies and holds harmless the Administrative Agent,

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Finnvera, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the Notes or the other Loan Documents or the transactions contemplated hereby (including, without limitation, any Taxes (as defined in the Finnvera Guarantee) arising as a result of payments made to Finnvera by the Administrative Agent acting as the Guarantee Holder under the Finnvera Guarantee) or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 12.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defense of any such action, suit or other claim (provided, that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified

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party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (1) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (2) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party, and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (3) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (4) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
SECTION 12.5.    Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 12.3 and 12.4, and the obligations of the Lenders under Section 11.1, shall in each case survive any termination of this Agreement and the other Loan Documents and the payment in full of all Obligations. The representations and warranties made by the Borrower in this Agreement shall survive the execution and delivery of this Agreement.
SECTION 12.6.    Severability. Any provision of this Agreement or the Notes which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of

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this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 12.7.    Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.
SECTION 12.8.    Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
SECTION 12.9.    Governing Law. THIS AGREEMENT AND EACH NOTE SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
SECTION 12.10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:
(a)    except to the extent permitted under Section 7.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and
(b)    the rights of sale, assignment and transfer of the Lenders are subject to Section 12.11.
SECTION 12.11.    Sale and Transfer of Loans; Participations in Loans. Each Lender may assign, or sell participations in, its Loan to one or more other Persons in accordance with this Section 12.11.
SECTION 12.11.1.    Assignments. Any Lender,
(i)    with the written consents of the Borrower and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Administrative Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions;
(ii)    with notice to the Borrower and the Administrative Agent, but without the consent of the Borrower or the Administrative Agent, may assign and delegate (A) to any Lender, (B) to any of its Affiliates, (C) Finnvera and, with respect to any portion of the Loans that are indemnified by Finnvera, further to such re-insurer providing any reimbursement of such indemnification to Finnvera, or (D) following the occurrence and during the continuance

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of an Event of Default or a Prepayment Event to one or more commercial banks or other financial institutions; and
(iii)    may (without notice to the Borrower, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loan and any Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank;
(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loan (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loan) in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender’s Loan); provided that no Lender shall assign and delegate all or any fraction of such Lender’s Loan without the prior written consent of Finnvera, except that Finnvera’s consent shall not be required for the assignment of the Tranche A Loan to an Eligible Assignee; provided, further, that the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until:
(a)    written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender;
(b)    Such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and
(c)    the processing fees described below shall have been paid.
From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment. In no event shall the Borrower be required to pay to any Assignee Lender at the time of the relevant assignment any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made. If requested by the applicable Lender under Section 2.5, within five Business Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loan and, if the assignor Lender has retained any portion of its Loan hereunder, a replacement Note in the principal

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amount of the portion of the Loan retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark the predecessor Note “exchanged” and deliver it to the Borrower concurrently with the delivery by the Borrower of the new Note(s). Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500 (and shall also reimburse the Administrative Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment).
SECTION 12.11.2.    Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in any of its Loan or other interests of such Lender hereunder; provided that no Lender shall sell participating interests in any of its Loan or other interests of such Lender hereunder without the prior written consent of Finnvera; provided, further, that:
(a)    no participation contemplated in this Section 12.11 shall relieve such Lender from its obligations hereunder;
(b)    such Lender shall remain solely responsible for the performance of such obligations;
(c)    the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
(d)    no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in Section 12.1(c); and
(e)    the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold.
The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6 and clause (h) of 7.1.1, shall be considered a Lender.
SECTION 12.12.    Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

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SECTION 12.13.    Forum Selection and Consent to Jurisdiction. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY AND IRREVOCABLY AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY.
SECTION 12.14.    Process Agent. If at any time the Borrower ceases to have a place of business in the United States, the Borrower shall appoint an agent for service of process (reasonably satisfactory to the Administrative Agent) located in New York City and shall furnish to the Administrative Agent evidence that such agent shall have accepted such appointment for a period of time ending no earlier than one year after the latest Stated Maturity Date.
SECTION 12.15.    Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in on currency (the “Primary Currency”) into another currency (the “Secondary

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Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Primary Currency with such Secondary Currency at BNP Paribas’s principal office in London at 11:00 A.M. (London time) on the second Business Day preceding that on which final judgment is given.
(b)    The obligation of the Borrower in respect of any sum due from it in any Primary Currency to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in the Secondary Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with the Secondary Currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
SECTION 12.16.    Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
ROYAL CARIBBEAN CRUISES LTD., as Borrower

By:	Title:

Address:	1050 Caribbean Way Miami, Florida 33132 Facsimile No.: (305) 539-0562 Attention: Treasurer With a copy to: General Counsel

RCCL Oasis Credit Agreement

BNP PARIBAS FORTIS S.A./N.V.,
as Administrative Agent

By:	Title:

By:	Title:

RCCL Oasis Credit Agreement

Commitment		Tranche A Lenders:

$420,000,000		FINNISH EXPORT CREDIT LTD.,
as Tranche A Lender

By:__________________________
Title:

By:__________________________
Title:

	Address:	P.O. Box 123
FI-00131 Helsinki, Finland
Facsimile No.: 358 20 460 3501
Attention: Anita Muona

RCCL Oasis Credit Agreement

Commitment		Tranche B Lenders:

159,429,092 Euro		BNP PARIBAS FORTIS S.A./N.V.,
as Tranche B Lender

By:____________________________
Title:

By:____________________________
Title:

	Address:	3, Montagne du Parc
1000-Brussels
BELGIUM
Facsimile No.: +32 2 565 3403

Attention: Geert Sterck;
Davina Staessen

RCCL Oasis Credit Agreement

Commitment		Tranche B Lenders:

$210,000,000		NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Tranche B Lender

By:___________________________
Title:

By:___________________________
Title:

	Address:	437 Madison Ave, 21st Floor
New York, NY 10022
Facsimile No.: (212) 421-4420
Attention: Loan Administration
With a copy to: Head of Shipping, Offshore and Oil Services

RCCL Oasis Credit Agreement

Commitment		Tranche B Lenders:

$210,000,000		SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
as Tranche B Lender

By:___________________________
Title:

By:___________________________
Title:

	Address:	Kungsträdgårdsgatan 8
SE – 106 40 Stockholm
Sweden
Facsimile No.: 46-8 611 0384
Attention: Annika Forsberg;
Scott Lewallen;
Malcolm Stonehouse

RCCL Oasis Credit Agreement

SCHEDULE I
DISCLOSURE SCHEDULE
Item 6.9 (b): Vessels

Vessel	Owner	Flag
Sovereign	Pullmantur Cruises Sovereign Limited	Malta
Empress	Pullmantur Cruises Empress Limited	Malta
Monarch	Pullmantur Cruises Monarch Limited	Malta
Majesty of the Seas	Majesty of the Seas Inc.	Bahamas
Grandeur of the Seas	Grandeur of the Seas Inc.	Bahamas
Rhapsody of the Seas	Rhapsody of the Seas Inc.	Bahamas
Enchantment of the Seas	Enchantment of the Seas Inc.	Bahamas
Vision of the Seas	Vision of the Seas Inc.	Bahamas
Voyager of the Seas	Voyager of the Seas Inc.	Bahamas
Horizon	Pullmantur Cruises Pacific Dream Limited	Malta
Zenith	Pullmantur Cruises Zenith Ltd.	Malta
Celebrity Century	Blue Sapphire Marine Inc.	Bahamas
Mariner of the Seas	Mariner of the Seas Inc.	Bahamas
Celebrity Millennium	Millennium Inc.	Malta
Explorer of the Seas	Explorer of the Seas Inc.	Bahamas
Celebrity Infinity	Infinity Inc.	Malta
Radiance of the Seas	Radiance of the Seas Inc.	Bahamas
Celebrity Summit	Summit Inc.	Malta
Adventure of the Seas	Adventure of the Seas Inc.	Bahamas
Navigator of the Seas	Navigator of the Seas Inc.	Bahamas
Celebrity Constellation	Constellation Inc.	Malta
Serenade of the Seas	Serenade of the Seas Inc.	Bahamas
Jewel of the Seas	Jewel of the Seas Inc.	Bahamas
Celebrity Xpedition	Islas Galapagos Turismo y Vapores CA	Ecuador
Legend of the Seas	Legend of the Seas Inc.	Bahamas
Splendour of the Seas	Splendour of the Seas Inc.	Bahamas
Freedom of the Seas	Freedom of the Seas Inc.	Bahamas
Azamara Journey	Azamara Journey Inc.	Malta
Azamara Quest	Azamara Quest Inc.	Malta
Liberty of the Seas	Liberty of the Seas Inc.	Bahamas
Ocean Dream	Pullmantur Cruises Atlantic Ltd.	Panama
Independence of the Seas	Independence of the Seas Inc.	Bahamas
Celebrity Solstice	Celebrity Solstice Inc.	Malta
Celebrity Equinox	Celebrity Equinox Inc.	Malta
Oasis of the Seas	Oasis of the Seas Inc.	Bahamas
Celebrity Eclipse	Celebrity Eclipse Inc.	Malta
Allure of the Seas	Allure of the Seas Inc.	Bahamas
Celebrity Silhouette	Celebrity Silhouette Inc.	Malta
Celebrity Reflection	Celebrity Reflection Inc.	Malta
Quantum of the Seas**	Quantum of the Seas Inc.	Bahamas

** Delivery of Vessel anticipated in the fourth quarter of 2014

Item 6.10: Existing Principal Subsidiaries

Name of the Subsidiary	Jurisdiction of Organization
Jewel of the Seas Inc.	Liberia
Majesty of the Seas Inc.	Liberia
Grandeur of the Seas Inc.	Liberia
Enchantment of the Seas Inc.	Liberia
Rhapsody of the Seas Inc.	Liberia
Vision of the Seas Inc.	Liberia
Voyager of the Seas Inc.	Liberia
Explorer of the Seas Inc.	Liberia
Radiance of the Seas Inc.	Liberia
Adventure of the Seas Inc.	Liberia
Navigator of the Seas Inc.	Liberia
Serenade of the Seas Inc.	Liberia
Mariner of the Seas Inc.	Liberia
Blue Sapphire Marine Inc.	Liberia
Millennium Inc.	Liberia
Infinity Inc.	Liberia
Summit Inc.	Liberia
Constellation Inc.	Liberia
Islas Galápagos Turismo y Vapores C.A.	Ecuador
Legend of the Seas Inc.	Liberia
Splendour of the Seas Inc.	Liberia
Freedom of the Seas Inc.	Liberia
Azamara Journey Inc.	Liberia
Azamara Quest Inc.	Liberia
Pullmantur Cruises Zenith Limited	Malta
Pullmantur Cruises Empress Limited	Malta
Pullmantur Cruises Atlantic Limited	Malta
Liberty of the Seas Inc.	Liberia
Independence of the Seas Inc.	Liberia
Celebrity Solstice Inc.	Liberia
Oasis of the Seas Inc.	Liberia
Celebrity Eclipse Inc.	Liberia
Celebrity Equinox Inc.	Liberia
Pullmantur Cruises Pacific Dream Limited	Malta
Pullmantur Cruises Sovereign Limited	Malta
Allure of the Seas Inc.	Liberia
Celebrity Silhouette Inc.	Liberia
Celebrity Reflection Inc.	Liberia
Pullmantur Cruises Monarch Limited	Malta

SCHEDULE II

Payment Date	Principal Installment Tranche A	Principal Installment Tranche B
	Dollar	Dollar	Euro
Six months after the Closing Date 26 April 2010	$17,500,000.00	$17,500,000.00	€6,642,878.83
First anniversary of the Closing Date 26 October 2010	$17,500,000.00	$17,500,000.00	€6,642,878.83
Eighteen months after the Closing Date 26 April 2011	$17,500,000.00	$17,500,000.00	€6,642,878.83
Second anniversary of the Closing Date 26 October 2011	$17,500,000.00	$17,500,000.00	€6,642,878.83
Thirty months after the Closing Date 26 April 2012	$17,500,000.00	$17,500,000.00	€6,642,878.83
Third anniversary of the Closing Date 26 October 2012	$17,500,000.00	$17,500,000.00	€6,642,878.83
Forty two months after the Closing Date 26 April 2013	$17,500,000.00	$17,500,000.00	€6,642,878.83
Fourth anniversary of the Closing Date 28 October 2013	$17,500,000.00	$17,500,000.00	€6,642,878.83
Fifty four months after the Closing Date 28 April 2014	$17,500,000.00	$17,500,000.00	€6,642,878.83
Fifth anniversary of the Closing Date 27 October 2014	$17,500,000.00	$17,500,000.00	€6,642,878.83

Sixty six months after the Closing Date 27 April 2015	$17,500,000.00	$17,500,000.00	€6,642,878.83
Sixth anniversary of the Closing Date 26 October 2015	$17,500,000.00	$17,500,000.00	€6,642,878.83
Seventy eight months after the Closing Date 26 April 2016	$17,500,000.00	$17,500,000.00	€6,642,878.83
Seventh anniversary of the Closing Date 26 October 2016	$17,500,000.00	$17,500,000.00	€6,642,878.83
Ninety months after the Closing Date 26 April 2017	$17,500,000.00	$17,500,000.00	€6,642,878.83
Eighth anniversary of the Closing Date 26 October 2017	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred two months after the Closing Date 26April 2018	$17,500,000.00	$17,500,000.00	€6,642,878.83
Ninth anniversary of the Closing Date 26 October 2018	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred fourteen months after the Closing Date 26 April 2019	$17,500,000.00	$17,500,000.00	€6,642,878.83
Tenth anniversary of the Closing Date 28 October 2019	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred twenty six months after the Closing Date 27 April 2020	$17,500,000.00	$17,500,000.00	€6,642,878.83

Eleventh anniversary of the Closing Date 26 October 2020	$17,500,000.00	$17,500,000.00	€6,642,878.83
One hundred thirty eight months after the Closing Date 26 April 2021	$17,500,000.00	$17,500,000.00	€6,642,878.83
Stated Maturity Date 26 October 2021	$17,500,000.00	$17,500,000.00	€6,642,878.91